Exhibit 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

JANUARY 2, 2008

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jmobley@chkenergy.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 mrowland@chkenergy.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES FIRST MONETIZATION

OF PRODUCING PROPERTIES

OKLAHOMA CITY, OKLAHOMA, JANUARY 2, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today announced it has monetized a portion of its proved reserves and production in certain Chesapeake-operated producing assets in Kentucky and West Virginia. The company has sold a volumetric production payment (VPP) to affiliates of UBS AG and DB Energy Trading LLC (a subsidiary of Deutsche Bank AG) for proceeds of $1.1 billion. The VPP entitles the purchaser to receive scheduled quantities of natural gas from Chesapeake’s interests in over 4,000 producing wells, free of all production costs and production taxes over a 15-year period. The transaction, which closed on December 31, 2007, includes approximately 210 bcfe of proved reserves and 55 mmcfe per day of current net production, or approximately 2% of the company’s current proved reserves and net production. Chesapeake has retained drilling rights on the properties below currently producing intervals and outside of existing producing wellbores. The company’s operating and financial results will reflect reduced production and proved reserve volumes following the closing of the VPP transaction. Jefferies Randall & Dewey acted as financial advisor to Chesapeake.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented: “We are pleased to successfully implement another component of our 2007-2009 enhanced financial plan. The production from these assets was monetized at a discount rate of 6.3% and the proceeds will be redeployed into our low-risk drilling program at anticipated rates of return in excess of 30%. Our first VPP transaction generated a high level of interest from financial investors and we look forward to further success in monetizing similar packages of mature properties in 2008 and 2009 for further proceeds of at least $2 billion.”

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our current expectations or forecasts of future events, including estimates of oil and natural gas reserves, expected results from oil and natural gas development drilling, and anticipated monetization transactions that are part of our 2007-2009 enhanced financial plan. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update this information. Factors that could cause actual results to differ materially from expected results are described in “Risks Related to our Business” under “Risk Factors” in the Offer to Exchange attached as an exhibit to each of the two Schedules TO we filed with the Securities and Exchange Commission on October 23, 2007. These risk factors include the volatility of oil and natural gas prices; the limitations our level of indebtedness may have on our financial flexibility; the availability of capital on an economic basis to fund reserve replacement costs; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and the amount and timing of development expenditures, and our ability to execute planned monetization transactions on terms that will be acceptable to us. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Chesapeake Energy Corporation is the largest independent producer and third-largest overall producer of natural gas in the United States. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.

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